Exhibit 99.1

Nukkleus, Inc., a market leader in modern global payments and multi-asset trading technology, to combine with Brilliant Acquisition Corp.

  Transaction Values Nukkleus at pre-Transaction Valuation of $140 million
   Expected to be Listed on Nasdaq Capital Market Under the Ticker Symbol “NUKK” following Expected Transaction Close in Second or Third Quarter of 2022

New York, New York, February 22, 2022 – Nukkleus, Inc. (f/k/a Compliance & Risk Management Solutions Inc.) (OTC: NUKK) (“Nukkleus” or the “Company”), today announced the signing of a merger agreement for a proposed business combination with Brilliant Acquisition Corp (Nasdaq: BRLI) (“Brilliant”), a publicly-traded special purpose acquisition company formed in the British Virgin Islands. The transaction values the Company at an enterprise value of approximately $140 million.

Management Comments

“Nukkleus is extremely pleased to move toward our planned merger with Brilliant. We are very excited that Brilliant has recognized the opportunity Nukkleus provides its shareholders. Nukkleus, through the use of leading edge technology, bridges many asset class execution points and applies this technology to revolutionize global money movement.” - Emil Assentato, Nukkleus’s CEO & Chairman

Nukkleus Strategy Pillars

  Technology: multi-asset trading technology.
  Trading: Crypto exchange-traded products and fiat-to-crypto exchange services.
  Payments: Crypto enabled multi-currency cross-border payments.
  Data: Financial market data, AI analytics and research for FX, CFDs and crypto.

Transaction Overview

Under the terms of the merger agreement with Brilliant, a newly formed British Virgin Islands company and a wholly-owned subsidiary of Nukkleus will merge with and into Brilliant, with Brilliant surviving the Merger as a wholly owned subsidiary of Nukkleus. Nukkleus, as the parent company of Brilliant, will issue common stock to the shareholders of Brilliant. The merger agreement contemplates that, prior to the closing of the proposed transaction, Nukkleus will undertake a reverse stock split at a ratio of 1:25.146, or such other ratio as may be agreed between Nukkleus and Brilliant.

The transaction has been approved by the Boards of Directors of both Nukkleus and Brilliant. The proposed business combination is expected to close in the second or third quarter of 2022, subject to the satisfaction of customary closing conditions, including certain governmental approvals and the approval of the shareholders of each of Nukkleus and Brilliant.

Additional information may be found in the Current Reports on Form 8-K being filed by Nukkleus and Brilliant today with the U.S. Securities and Exchange Commission.

Nukkleus intends to use the proceeds from the transaction to accelerate growth across the Company’s network, empowering the Company’s portfolio of businesses to pioneer faster and more valuable custody, investment and payments solutions, and building new infrastructures for the digital economy.  Nukkleus plans to expand its support of sustainable ESG initiatives, bringing together crypto thought leaders to collaborate on a variety of blockchain-enabled projects, empowering communities and reducing the digital divide.

Upon closing, Nukkleus’s common stock is expected to trade on the Nasdaq Capital Market under the ticker symbol “NUKK.”

Advisors

ClearThink Capital LLC is acting as financial advisor to Nukkleus. Schiff Hardin LLP is acting as legal advisor to Nukkleus. RedEight Capital Limited, Axiom Capital Management, Inc., and Earlybird Capital Inc. are acting as financial advisors to Brilliant. Loeb & Loeb LLP is acting as legal advisor to Brilliant.

About Nukkleus

Nukkleus, Inc. (OTC: NUKK) combines its world-class multi-asset technology with digital asset exchange execution and payment services, providing institutional clients with a full-service offering to operate effectively in the modern world. Nukkleus’s portfolio delivers institutional-grade custody and access to traditional and digital asset markets globally, along with a UK FCA registered EMD agent for the handling of professional and accredited client funds to conduct cryptocurrency conversion to and from fiat currencies.

Nukkleus’s common stock trades on the OTC market with the ticker symbol “NUKK.”

About Brilliant Acquisition Corp.

Brilliant (Nasdaq: BRLI) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combinations with one or more businesses or entities.

Additional Information and Where to Find It

This press release relates to a proposed business combination transaction between Nukkleus and Brilliant pursuant to which Nukkleus will become the parent company of Brilliant upon the closing of the transactions. In connection with the proposed transaction, Nukkleus intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “proxy statement”). The definitive proxy statement (if and when available) will be delivered to Nukkleus’s and Brilliant’s shareholders. Each of Nukkleus and Brilliant may also file other relevant documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF NUKKLEUS AND BRILLIANT ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the proxy statement (if and when available) and other documents that are filed or will be filed with the SEC by Nukkleus or Brilliant through the website maintained by the SEC at www.sec.gov. Stockholders of Nukkleus will also be able to obtain a copy of the definitive proxy statement, without charge by directing a request to: Nukkleus, Inc., 525 Washington Boulevard, Jersey City, New Jersey 07310. Shareholders of Brilliant will also be able to obtain a copy of the definitive proxy statement, without charge by directing a request to: Brilliant Acquisition Corporation, 99 Dan Ba Road, C-9, Putuo District, Shanghai, Peoples Republic of China.

Participants in the Solicitation

Nukkleus and its directors and executive officers are participants in the solicitation of proxies from the stockholders of Nukkleus in respect of the proposed transaction. Information about Nukkleus’s directors and executive officers and their ownership of Nukkleus common stock is set forth in Nukkleus’s Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 29, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. You may obtain free copies of these documents as described in the preceding paragraph.

Brilliant and its directors and executive officers are participants in the solicitation of proxies from the shareholders of Brilliant in respect of the proposed transaction. Information about Brilliant’s directors and executive officers and their ownership of Brilliant’s ordinary shares is set forth in Brilliant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on October 13, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. You may obtain free copies of these documents as described above.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding the anticipated benefits of the proposed transaction and the combined company becoming a publicly listed company, the anticipated impact of the proposed transaction on the combined companies’ business and future financial and operating results, the anticipated timing of closing of the proposed transaction, the anticipated growth of the space economy, the success and customer acceptance of Nukkleus’s product and service offerings, and other aspects of Nukkleus’s operations or operating results. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectations or intent regarding the combined company’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the ability to complete the proposed transaction within the time frame anticipated or at all; (ii) the failure to realize the anticipated benefits of the proposed transaction or those benefits taking longer than anticipated to be realized; (iii) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Nukkleus and/or Brilliant securities; (iv) the risk that the transaction may not be completed by Brilliant’s business combination deadline and the potential failure to obtain further extensions of the business combination deadline if sought by Brilliant; (v) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of Nukkleus, the consummation of the exchange by the Brilliant stockholders, the satisfaction of the minimum cash amount following redemptions by the public shareholders of Brilliant and the receipt of any governmental and regulatory approvals; (vi) the lack of a third party valuation in determining whether or not to pursue the proposed transaction; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (viii) the impact of COVID-19 on Nukkleus’s business and/or the ability of the parties to complete the proposed transaction; (ix) the effect of the announcement or pendency of the transaction on Nukkleus’s business relationships, performance, and business generally; (x) risks that the proposed transaction disrupts current plans and operations of Nukkleus and potential difficulties in Nukkleus employee retention as a result of the proposed transaction; (xi) the outcome of any legal proceedings that may be instituted against Nukkleus or Brilliant related to the merger agreement or the proposed transaction; (xii) the ability to obtain and maintain the listing of Brilliant’s securities and the ability to maintain Nukkleus’s securities, in each case on the NASDAQ Stock Market; (xiii) potential volatility in the price of Nukkleus’s and/or Brilliant’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Nukkleus operates, variations in performance across competitors, changes in laws and regulations affecting Nukkleus’s business and changes in the combined company’s capital structure; (xiv) the ability to implement business plans, identify and realize additional opportunities and achieve forecasts and other expectations after the completion of the proposed transaction; (xv) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Nukkleus operates; (xvi) the inability of Nukkleus’s and its current and future collaborators to successfully develop and commercialize Nukkleus’s services in the expected time frame or at all; (xvii) the risk that the post-combination company may never achieve or sustain profitability; (xviii) Nukkleus’s potential need to raise additional capital to execute its business plan, which capital may not be available on acceptable terms or at all; (xix) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xx) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; (xxi) the risk that orders that have been placed by customers for launches with Nukkleus are cancelled or modified; (xxii) that the material weaknesses in Nukkleus’s internal control over financial reporting, if not corrected, could adversely affect the reliability of Nukkleus’s financial reporting; and (xxiii) the risk of regulatory lawsuits or proceedings relating to Nukkleus’s services. The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those described in Nukkleus’s and Brilliant’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed or to be filed with the SEC by Nukkleus and Brilliant from time to time. The forward-looking statements included in this press release are made only as of the date hereof.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or to buy any securities or a solicitation of any vote or approval and is not a substitute for the proxy statement/prospectus or any other document that Nukkleus or Brilliant may file with the SEC or send to Nukkleus’s or Brilliant’s stockholders in connection with the proposed transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts

Nukkleus, Inc.

Melanie Budden

melanie.budden@therealizationgroup.com
M: +44 7974 937970

Brilliant Acquisition Corporation

Dr. Peng Jiang

Chief Executive Officer

Brilliant Acquisition Corporation

+ (86) 021-80125497